Exhibit 10.35
FIRST AMENDMENT
TO CREDIT AGREEMENT
(the “Amendment”)
WHEREAS, DPAC TECHNOLOGIES CORP., a California corporation (the “Company”), and QUATECH, INC. an Ohio corporation (together with the Company herein collectively or individually, as the context so requires, called the “Borrower” and together called the “Borrowers”), and FIFTH THIRD BANK an Ohio banking corporation (“Bank”) entered into a certain Credit Agreement dated January 30, 2008 (the “Loan Agreement”), and
WHEREAS, Borrowers and Bank have agreed to amend the Loan Agreement to revise the credit facilities and financial covenants thereunder.
NOW, THEREFORE, for valuable consideration received to their satisfaction, Borrowers, jointly and severally, and Bank hereby mutually agree as follows:
1. The Article I definition of “Termination Date” contained in Section 1.2. of the Loan Agreement is hereby amended to delete it in its entirety and substitute therefore the following:
““Termination Date” means January 31, 2010, or such earlier date on which the commitment of the Bank to make the Loans pursuant to Section 2.1 hereof shall have been terminated pursuant to ARTICLE VIII. of this Agreement.”
2. Section 2.1. (a) of the Loan Agreement is hereby amended to delete it in its entirety and substitute the following:
“(a) The Bank will, at the request of the Company, make one or more Revolver Advances to the Borrowers from time to time on and after the date of this Agreement through and including the Termination Date, in an aggregate principal amount (outstanding at any one time) not to exceed the lesser of (i) from the date hereof through and including December 31, 2009, Two Million Dollars ($2,000,000.00), and after December 31, 2009, through and including the Termination Date, One Million Five Hundred Thousand Dollars ($ 1,500,000.00), or (ii) the Borrowing Base (the “Commitment”). Should the outstanding amount of Loans at any time exceed such maximum amount available for Revolver Advances under this Section 2.1., the Borrowers shall immediately repay such excess amount. The Borrowers may borrow, repay, and reborrow the maximum amount of such credit.”
3. Section 2.2. of the Loan Agreement is hereby amended to delete it in its entirety and substitute the following:
“Section 2.2. Interest Rate.
(a) Each Revolver Advance shall bear interest prior to maturity at the Revolver LIBOR Rate plus six and one half percent (6.50%), as determined in accordance with the “Interest Rate Appendix”, which is attached hereto as Exhibit F, and incorporated herein as if fully rewritten.
(b) Whenever the unpaid principal amount of the Loans, and accrued interest thereon, or any fees or any other sum payable hereunder, shall become due and payable and remain unpaid after the applicable grace period (whether by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate per annum equal to the Revolver Libor Rate plus eight and one half percent (8.50%) as determined in accordance with the Interest Rate Appendix, except such interest rate shall not exceed the highest rate permitted by law. In addition, prior to maturity, for each payment of principal or interest not paid when due or within any applicable grace period, the Company shall also pay a late fee equal to the greater of $ 50.00 or 5.0% of the unpaid amount of such payment.

(c) Subject to the terms of the Interest Rate Appendix. Company shall pay to the Bank interest on the unpaid principal balance of all Loans at the rate provided for in Section 2.2. (a) above, starting on February 28, 2009, and continuing on the last business day of each month thereafter until the final payment is due and payable, which shall be made on the Termination Date.”
The Loan Agreement is hereby amended to add attached new Exhibit F, which is incorporated herein as if fully rewritten herein.
4. The Loan Agreement is hereby amended to add the following new Section 2.5. (d):
“(d) A commitment fee computed at a rate of three quarters of one percent (.75%) per annum (calculated on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused amount of the Commitment of the Bank to make the Loans in accordance with Section 2.1.A. hereof during the period from the date of this Agreement through and including the Termination Date, payable starting on March 31, 2009, and continuing quarter annually thereafter on the last day of each calendar quarter and on the Termination Date, with respect to the portion of such preceding period as to which such fee has accrued and remains unpaid.”
5. Sections 6.8 and 6.9. of the Loan Agreement are hereby amended to delete them in their entirety and substitute the following:
“Section 6.8. Effective Tangible Net Worth. The Borrowers will not permit its Consolidated Effective Tangible Net Worth to be less than a negative $ 750,000.00 for the quarter ending March 31, 2009, or less than $ 700,000.00 for the quarter ending June 30, 2009, and each quarter thereafter, tested at the end of each fiscal quarter, beginning with the quarter ending March 31, 2009.
Section 6.9. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of the sum of their Consolidated EBITDA plus rent and operating lease expense, less the sum of dividends and distributions and Capital Expenditures (other than Capital Expenditures financed with purchase money indebtedness or capital leases to the extent permitted hereunder) to their Consolidated Total Fixed Charges to be less than 1.00 to 1.00 for the twelve month period ending March 31, 2009, or to be at any time less than 1.10 to 1.00 for the twelve month period ending June 30, 2009, or any twelve month period thereafter, tested at the end of each fiscal quarter for the preceding twelve month period, tested at the end of each fiscal quarter, beginning with the quarter ending March 31, 2009.”
6. The parties acknowledge that Section 2.1. of the Agreement, as changed by this Amendment, provides for a revolving credit facility to the Borrowers in the amount of Two Million Dollars ($ 2,000,000.00) to be evidenced by the Revolving Credit Promissory Note dated of even date herewith in the form attached hereto as Exhibit B-1. Exhibit B to the Loan Agreement is hereby amended in the form of Exhibit B-1 in the form attached hereto and incorporated herein as if fully rewritten herein. The Borrowers hereby agrees that it will, contemporaneous with the execution of this Amendment, execute and deliver to the Bank a Revolving Credit Promissory Note in the form of Exhibit B-1, representing the Borrowers’ borrowings under the revolving credit facility set forth in Section 2.1. of the Agreement.

7. This Amendment is effective as of January 31, 2009. Except as herein specifically amended, directly or by reference, all provisions of the Loan Agreement and the Loan Documents are ratified and confirmed and remain in full force and effect. The Borrowers and the Bank hereby agree to continue all liens and security interests securing the indebtedness of the Borrowers under the Loan Agreement and the Loan Documents, until such indebtedness as may be modified herein, and any and all related promissory notes have been fully paid. The parties hereto further agree that this Amendment shall in no manner affect or impair the liens and security interests evidenced by the Loan Agreement and/or any other instruments evidencing, securing, or related to the Borrowers’ obligations to the Bank. The Borrowers hereby acknowledges that all liens and security interests securing such obligations are valid and subsisting.
8. The Borrowers hereby represent and warrant to Bank that (a) each Borrower has the legal power and authority to execute and deliver this Amendment; (b) the official(s) executing this Amendment has been duly authorized to execute and deliver the same and bind Borrowers with respect to the provisions hereof; (c) the execution and delivery hereof by Borrowers and the performance and observance by Borrowers of the provisions hereof do not violate or conflict with the organizational agreements of either Borrower or any law applicable to either Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument, or document binding upon or enforceable against either Borrower; (d) this Amendment constitutes a valid and binding obligation of the Borrowers in every respect.
9. In consideration of this Amendment, Borrowers hereby releases and discharges the Bank and its shareholders, directors, officers, employees, attorneys, affiliates, and subsidiaries from any and all claims, demands, liability, and causes of action whatsoever, now known or unknown, arising out of or in any way related to the extension or administration of the Loans, the Loan Agreement, or any of the other Loan Documents, except for fraud, deceit or willful misconduct on the part of Bank.
10. The Borrowers covenant and agree (a) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Agreement, as modified by this Amendment, and (b) to perform and observe covenants, agreements, stipulations, and conditions on its part to be performed hereunder or under the Loan Agreement or any of the other Loan Documents.
11. The Borrowers hereby declare that neither Borrower has no set offs, counterclaims, defenses, or other causes of action against the Bank arising out of the Loan Agreement or any of the other Loan Documents, and to the extent any such set offs, counterclaims, defenses, or other causes of action may exist, whether known or unknown, such items are hereby waived by the Borrowers.
12. In consideration of this Amendment, Borrowers shall pay the Bank on or prior to the date hereof a facility fee in the amount of $ 7,500.00 and pay the Bank’s outside legal fees in connection herewith, all of which fees shall be payable upon the execution of this Amendment.
13. Each reference that is made in the Loan Agreement or any of the Loan Documents shall hereafter be construed as a reference to the Loan Agreement as amended hereby. This Amendment is a Loan Document as defined in the Loan Agreement.
14. All defined terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.
15. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

16. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws. All obligations of the Borrowers hereunder are joint and several.
17. JURY TRIAL WAIVER, BORROWER AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND BANK, OR ANY OF THEM, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, ANY AMENDMENT THERETO, OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN A NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN BORROWER AND BANK.
IN WITNESS WHEREOF, Borrowers and Bank have caused this Amendment to be executed by their duly authorized officers as of January 31, 2009.

BORROWERS:		QUATECH, INC.

DPAC TECHNOLOGIES CORP.

By	/s/ Sieve Runkel	By:	/s/ Steve Runkel
	Sieve Runkel, Chief Executive Officer		Steve Runkel, Chief Executive Officer

BANK:

FIFTH THIRD RANK

By:	/s/ Michael H. Babb
Michael H. Babb, Vice President

EXHIBIT -B1
REVOLVING CREDIT PROMISSORY NOTE

$ 2,000,000.00	January 31, 2009
For value received, the undersigned, DPAC TECHNOLOGIES CORP., a California corporation, and QUATECH, INC. an Ohio corporation (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of FIFTH THIRD BANK, an Ohio Banking corporation (the “Bank”), its successor and assigns, at the office set forth in the Loan Agreement (as defined below), on the date or dates and in the manner specified in ARTICLE II. of the Loan Agreement, the lesser of Two Million Dollars ($ 2,000,000.00) or the aggregate principal amount of the Revolver Advances as shown on any ledger or other record of the Bank, which shall be rebuttably presumptive evidence of the principal amount owing and unpaid on this Note.
The Borrowers promise, jointly and severally, to pay to the order of the Bank interest on the unpaid principal amount of each Revolver Advance Loan made pursuant to the Loan Agreement from the date of such Loan until such principal amount is paid in full at such interest rate(s) and at such times as are specified in ARTICLE II. of the Loan Agreement.
This Note is the Revolving Credit Promissory Note referred to in, and is entitled to the benefits of, Section 2.1 of the Credit Agreement by and between the Bank and the Borrowers dated January 30, 2008, as amended, as the same may be hereafter amended from time to time (the “Loan Agreement”). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Loan Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of any Event of Default and also for prepayment on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Note is being executed and delivered pursuant to the Loan Agreement in replacement for an existing Revolving Credit Promissory Note in the maximum principal amount of $ 3,000,000.00, executed by the Company and dated January 30, 2008, and the execution and delivery of this Note shall not constitute a novation and shall not terminate or otherwise affect the first lien and security interest of the Bank in the Company’s property.
Each defined term used in this Note shall have the meaning ascribed thereto in the Loan Agreement.
Each Borrower expressly waives presentment, demand, protest, and notice of dishonor.
Each Borrower authorizes any attorney-at-law to appear in any court of record in the State of Ohio or any other state or territory in the United States after this Note becomes due, whether by lapse of time or acceleration, waive the issuance and service of process, admit the maturity of this Note, confess judgment against the Borrower in favor of any holder of this Note for the amount then appearing due hereon together with interest thereon and costs of suit, and thereupon release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain any additional judgment or judgments against each such Borrower. Each Borrower agrees that the holder’s attorney may confess judgment pursuant to the foregoing warrant of attorney. Each Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.

The Borrowers acknowledges that this Note was signed in Summit County, in the State of Ohio.
FOR THE PURPOSES OF THE BELOW NOTICE, “YOU” AND “YOUR” MEANS THE BORROWER AND EACH OF THEM AND “HIS” AND “CREDITOR” MEANS THE BANK.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

DPAC TECHNOLOGIES CORP.		QUATECH, INC.

By:	Exhibit	By:	Exhibit
	Steve Runkel, Chief Executive Officer		Steve Runkel, Chief Executive Officer

EXHIBIT F
INTEREST RATE APPENDIX
TO CREDIT AGREEMENT
DATED JANUARY 31, 2008
BY AND AMONG
DPAC TECHNOLOGIES CORP. AND QUATECH, INC.
AND FIFTH THIRD BANK
AS AMENDED
REVOLVING CREDIT LIBOR RATE PRICING TERMS
For the purposes of Revolver Advances, the following pricing terms and conditions will apply:
Commencing as of February 1, 2009, and continuing at all times thereafter through and including the Termination Date (subject to the provisions herein regarding the Default Rate), the principal balance of Revolver Advances outstanding hereunder from time to time shall bear interest at a floating rate per annum equal to Six and One Half Percent (6.50%) in excess of the Revolver LIBOR Rate (as hereinafter defined) (the “Interest Rate”). As used herein, the “Revolver LIBOR Rate” is the rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for one month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio time, which in either case shall be determined on the day that is two (2) Banking Days (as hereinafter defined) preceding the relevant effective date of determination. The Interest Rate based on the Revolver LIBOR Rate shall be initially determined effective as of March 1, 2009, in the manner herein provided, and shall continue to be effective until the first Banking Day of the following month. The Interest Rate shall be adjusted automatically on the first Banking Day of each and every succeeding calendar month thereafter. Each determination by Bank of the Revolver LIBOR Rate shall be conclusive in the absence of manifest error. Interest shall be calculated based on a 360-day year and charged for the actual number of days elapsed.
In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to the Revolver LIBOR Rate, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Bank to fund or maintain its funding in Eurodollars of any portion of the advance subject to the Revolver LIBOR Rate or otherwise to give effect to Bank’s obligations as contemplated hereby, or that one month is not readily available in the London InterBank Offered Rate Market, or that, by reason of circumstances affecting the London InterBank Offered Rate Market, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits: (i) Bank may, by written notice to Company, declare Bank’s obligations in respect of the Revolver LIBOR Rate to be terminated forthwith, and (ii) the Revolver LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the Prime Rate (as hereinafter defined) plus three percent (3%) per annum. In the event of a change in the Prime Rate from time to time the Interest Rate hereunder which is based on the Prime Rate shall change immediately and without notice to such new Prime Rate plus three percent (3%). Company hereby agrees to reimburse and indemnify Bank from all increased costs or fees incurred by Bank subsequent to the date hereof relating to the offering of rates of interest based upon the Revolver LIBOR Rate. As used herein, “Prime Rate” is the rate of interest per annum established from time to time by Fifth Third Bank at its principal office as its “Prime Rate”, whether or not Fifth Third Bank shall at times lend to borrowers at lower rates of interest and whether or not such rate is actually charged or, if there is no such prime rate, then such other rate as may be substituted by Fifth Third Bank for the Prime Rate.